March 12, 2003

To: BellSouth employee shareholders

Re: Important! Your BellSouth Proxy Voting Materials

This e-mail serves as notification that BellSouth's 2003 Annual Meeting of Shareholders will be held at 9:00 a.m. eastern time, Monday, April 28, 2003 at the Cobb Galleria, 2 Galleria Parkway, Atlanta, Georgia.

BellSouth is distributing its Annual Report, Proxy Statement and voting instructions electronically to employee shareholders with a Company-provided e-mail address. All other employee shareholders will continue to receive a package in the U.S. mail.

We are pleased to be able to offer you this easy and cost effective way to review your Annual Meeting proxy materials, and vote your proxy online. Using the Internet for document delivery and voting is environmentally friendly, saves your Company money, and creates less paper for you to manage. Please note that you will not receive a package in the mail with a hard copy of these materials for 2003 unless you request a copy by calling 1-800-969-2372.

If you own BellSouth shares in one or more of the employee payroll-based plans, this e-mail and your control number relate to the total shares you may hold in these plans. If you hold additional shares registered directly in your name with BellSouth's transfer agent, Mellon Investor Services, this control number will also vote those shares.

This e-mail will serve as your admission ticket if you plan to attend the Annual Meeting.

Please make a note to retain and use your unique CONTROL NUMBER below when you are ready to vote.

Your Control Number for voting purposes is: 12345678912

Click on http://www.bellsouth.com/investor/proxy/landing.html to obtain more information, and access hyperlinks to view the Annual Report and Proxy Statement and vote your shares.

Thank you for reviewing the proxy materials and voting your shares!